UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2006

Mercury Interactive Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043
(Address of Principal Executive Offices)

(Registrant's Telephone Number, Including Area Code)
(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events

In July 2005, Mercury Interactive Corporation (the “Company”) announced that a Special Committee, consisting of disinterested members of the Audit Committee of the Board of Directors (the “Special Committee”), had been formed to conduct an internal investigation relating to past stock option grants. Certain determinations of the Special Committee were announced on November 2, 2005, and May 19, 2006.

In February 2006, the Board of Directors of the Company formed a Special Litigation Committee consisting of two non-management directors (the “Special Litigation Committee”), whose purpose is to determine the course of action that is in the best interests of the Company in response to the shareholder derivative actions filed on and after October 14, 2005 in the Superior Court of California for the County of Santa Clara, the Delaware Chancery Court and the U.S. District Court for the Northern District of California.

On June 7, 2006, the Special Litigation Committee issued a report which made the following determinations:

  The claims against Amnon Landan, the former Chairman and CEO, should be pursued by the Company using counsel retained by the Company.

  The Special Litigation Committee also recommended that the Special Committee void Mr. Landan’s vested and unexercised options to the extent such options are found by the Special Committee to have been dated improperly.

  The derivative claims asserted against former Chief Operating Officer Ken Klein, former Chief Financial Officer Doug Smith and former General Counsel Susan Skaer should be pursued by a shareholder plaintiff in the context of a derivative action in the Santa Clara County Superior Court, rather than in the Delaware Chancery Court or the Northern District of California.

  The derivative claims against non-management directors Giora Yaron, Igal Kohavi and Yair Shamir should be dismissed. The Special Litigation Committee determined that the derivative claims against Dr. Yaron, Dr. Kohavi and Mr. Shamir will fail in the face of the provisions of the Company’s Certificate of Incorporation and the Delaware General Corporation Law which would permit damages claims against them only for breach of their duty of loyalty or for actions taken in bad faith.

  The derivative claims against current CEO and director Tony Zingale, outside directors Clyde Ostler and Brad Boston, and former principal accounting officer Bryan LeBlanc should be dismissed because none of these individuals was affiliated with the Company at the time of the principal events at issue.

  The derivative claims against the Company’s auditor, PricewaterhouseCoopers, should be stayed at least six additional months.

The Special Committee has determined to follow the Special Litigation Committee’s recommendation and has declared void and unenforceable an aggregate of 2,625,416 vested and unexercised options granted to Amnon Landan, its former CEO, between 1997 and 2002. Information concerning such options is as follows:

Stated Grant Date	# of Vested, Unexercised Options	Stated Strike Price
3/31/97	197,320	$2.44
1/9/98	322,680	$6.31
1/21/99	600,000	$12.03
7/15/99	120,000	$18.25
1/6/00	700,000	$40.72
1/22/02	685,416	$29.29

The Special Litigation Committee’s other determinations will be presented for consideration by the courts adjudicating the filed shareholder derivative claims.

There is no assurance that Mr. Landan will not contest the action of the Special Committee in voiding Mr. Landan’s options, or that the courts adjudicating the filed shareholder derivative claims will accept the determinations made by the Special Litigation Committee. There is no assurance that other actions may not be filed against the Company, the Special Litigation Committee or the Special Committee as a result of the actions taken by the Special Litigation Committee or the Special Committee. The Company undertakes no duty to provide updates on any such actions which may be taken by Mr. Landan or others or the courts adjudicating the filed shareholder derivative claims or on any additional lawsuits with respect to the matters referred to herein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2006	MERCURY INTERACTIVE CORPORATION

	By:	/s/ David J. Murphy

Name: David J. Murphy
Title: Chief Financial Officer